EXHIBIT 99.1   THE MANAGER OFFICER'S CERTIFICATE OF COMPLIANCE


ME PORTFOLIO MANAGEMENT LIMITED (MANAGER) OFFICER'S CERTIFICATE OF COMPLIANCE

The undersigned officer of ME Portfolio Management Limited ("MEPM"), a company organized under the laws of Victoria, Australia, hereby certifies on behalf of MEPM and on his own behalf for purposes of the SMHL Global Fund No. 6 Class A Mortgage Backed Floating Rate Notes (the "Notes"), as follows:

1.   I am a duly appointed, qualified and acting Officer of MEPM,

2. I am duly authorized to execute and deliver this Officer's Certificate on behalf of MEPM; and

3. To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the Transaction Documents, for the SMHL Global Fund No. 6 issue of Notes for the period between July 1, 2004 and the end of the Trust's fiscal year on June 30, 2005.


Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Note Trust Deed related to the above-referenced issue of Notes.



IN WITNESS WHEREOF, I have signed my name as of September 2, 2005.


   /s/  Nicholas Vamvakas
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By:     Nicholas Vamvakas
Title:  Director